Exhibit 34

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT is entered into as of January 30, 2023 (this “Subscription Agreement”), by and between TeraWulf Inc., a Delaware corporation (the “Company”), and the undersigned (“Subscriber”).

WHEREAS, Subscriber desires to subscribe for and purchase from the Company the warrants set forth on the signature page hereto (each, a “Warrant” and, collectively, the ”Warrants”), each exercisable to purchase one share of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at an exercise price equal to $0.00001 per share of Common Stock, and the Company desires to issue and sell to Subscriber the Warrants in consideration of the payment of the aggregate purchase price for the Warrants set forth on the signature page hereto (the “Purchase Price”) by or on behalf of Subscriber to the Company on or prior to the closing of the Subscription (as defined below) contemplated hereby (the “Closing”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.Subscription. Subject to the terms and conditions hereof, Subscriber hereby agrees to subscribe for and purchase, and the Company hereby agrees to issue and sell to Subscriber, upon the payment of the Purchase Price by Subscriber, the Warrants (such subscription and issuance, the “Subscription”). Each Warrant is exercisable subject to the terms and conditions set forth in the Warrant Agreement (as defined below).
2.Payment.
(a)No later than 5:00 p.m. New York City time on January 30, 2023 (the “Closing Date”), Subscriber shall deliver to the Company the Purchase Price for the Warrants in cash by wire transfer of U.S. dollars in immediately available funds to the account specified by the Company. As soon as practicable thereafter, the Company or its transfer agent (the “Transfer Agent”) shall deliver (1) evidence of the issuance to Subscriber of the Warrants and (2) the Warrants in book-entry form, free and clear of any liens or other restrictions (other than those arising under this Subscription Agreement or applicable state or federal securities laws), in the name of Subscriber (or its nominee in accordance with its delivery instructions) or to a custodian designated by Subscriber, as applicable.
(b)The obligations of Subscriber and the Company to consummate the purchase and sale of the Warrants pursuant to this Subscription Agreement shall be subject to the conditions that, on the Closing Date, there shall not be in force any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any governmental authority, enjoining or prohibiting the consummation of the transactions contemplated hereby or any law that makes the consummation of the transactions contemplated hereby illegal or otherwise prohibited; provided that the governmental authority issuing such prohibition or injunction has jurisdiction over the parties hereto with respect to the transactions contemplated hereby; and
(c)In addition to the conditions set forth in Section 2(a) and Section 2(b), the obligation of the Company to consummate the issuance and sale of the Warrants pursuant to this Subscription Agreement shall be subject to the following additional conditions:
(i)all representations and warranties of Subscriber contained in this Subscription Agreement are true and correct in all material respects (other than those representations and warranties that are qualified as to materiality or material adverse effect, which representations and warranties shall be true in all respects) at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case, as of such earlier date), and consummation of the transactions contemplated hereby shall constitute a reaffirmation by Subscriber of each of the representations and warranties of Subscriber contained in this Subscription Agreement as of the Closing Date or as of such earlier date, as applicable; and
(ii)Subscriber shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to have been performed, satisfied or complied with by it at or prior to the Closing Date.
(d)In addition to the conditions set forth in Section 2(a) and Section 2(b), the obligation of Subscriber to consummate the purchase of the Warrants pursuant to this Subscription Agreement shall be subject to the following additional conditions:
(i)all representations and warranties of the Company contained in this Subscription Agreement are true and correct in all material respects (other than those representations and warranties that are qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true in all respects) at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case, as of such earlier date), and consummation of the transactions contemplated hereby shall constitute a reaffirmation by the Company of each of the representations and warranties of the Company contained in this Subscription Agreement as of the Closing Date or as of such earlier date, as applicable; and
(ii)the Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to have been performed, satisfied or complied with by it at or prior to the Closing Date; and
(e)At or prior to the Closing Date, upon reasonable prior written notice, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the Subscription as contemplated by this Subscription Agreement.

3.Company Representations and Warranties. The Company represents and warrants to Subscriber that:
(a)The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to own, lease and operate its material assets, rights and properties and to carry on its businesses as presently conducted.
(b)The Warrants are duly authorized and, when issued and delivered to Subscriber against full payment therefor in accordance with the terms of this Subscription Agreement, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other laws now or hereafter in effect relating to or affecting enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforcement is considered in a proceeding at law or in equity. The Warrants will be issued in compliance with all applicable state and federal securities laws and not subject to, and not issued in violation of, any lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable law or the Company’s organizational documents (as in effect at such time of issuance).
(c)The Company has all requisite corporate power and authority to execute and deliver this Subscription Agreement and to consummate the transactions contemplated hereby. The execution, performance and delivery of this Subscription Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate power and action of the Company. This Subscription Agreement has been duly executed and delivered by the Company and constitutes a valid, legal and binding obligation of the Company (assuming that this Subscription Agreement has been duly and validly authorized, executed and delivered by the other party hereto), enforceable against the Company in accordance with its terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.
(d)The execution and delivery by the Company of this Subscription Agreement, including the issuance and sale of the Warrants hereunder, and the performance of the Company’s obligations hereunder (including the consummation of the transactions contemplated hereunder) do not (i) conflict with or result in any breach of any provision of the Company’s organizational documents, (ii) violate any applicable law of any governmental authority having jurisdiction over the Company, (iii) require any consent of or other action by any person under, or result in a violation or breach of or loss of (or adverse impact on) any benefit or right, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, amendment, alteration, cancellation or acceleration under, any of the terms, conditions or provisions of any contract to which the Company is a party or by which any of their respective properties or assets may be bound or affected or (iv) result in the creation or imposition of any lien on any assets of the Company, except, in the case of clauses

(ii), (iii) and (iv), as would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the business, properties, assets, liabilities, operations, financial condition, stockholders’ equity or results of operations of the Company and its subsidiaries, taken as a whole (a “Material Adverse Effect”) or materially affect the validity of the Warrants or the legal authority of the Company to comply in all material respects with the terms of this Subscription Agreement.
(e)Assuming the accuracy of the representations and warranties of Subscriber set forth in Section 4, the Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance by the Company of this Subscription Agreement (including, without limitation, the issuance of the Warrants), other than (i) filings with the SEC, (ii) the filings required by applicable state or federal securities laws, (iii) any filings or notices required by the Nasdaq Stock Market LLC and (iii) any consent, waiver, authorization or order of, notice to, or filing or registration, the failure of which to obtain would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.
(f) The Company has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other person to any broker’s or finder’s fee or any other commission in connection with the transactions contemplated by this Subscription Agreement for which Subscriber could become liable. The Company is not aware of any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of any Warrants hereunder.
(g)Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 4 herein, in connection with the offer, sale and delivery of the Warrants in the manner contemplated by this Subscription Agreement, (i) it is not necessary to register the offering of the Warrants under the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Securities Act”), (ii) the Warrants were not offered by any form of general solicitation or general advertising and (iii) the Warrants are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws.
(h)The Company has prepared and filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act, a registration statement (File No. 333-268563), including a prospectus, and will use all commercially reasonable efforts to (i) amend the registration statement to register the Common Stock underlying the Warrants and (ii) to have the registration statement declared effective by the SEC. The registration statement, as amended at the time it became (or is deemed to have become) effective, including the information, if any, deemed pursuant to Rule 430A, 430B or 430C under the Securities Act to be part of such registration statement at the time of its effectiveness (or at such deemed time of effectiveness pursuant to Rule 430B) (“Rule 430 Information”), is referred to herein as the “Registration Statement”; and as used herein, the term “Prospectus” means the prospectus in the form first used in connection with confirmation of sales of the Shares. If the Company has filed an abbreviated registration statement pursuant to Rule 462(b) under the Securities Act (the “Rule 462 Registration Statement”), then any reference herein to the term “Registration Statement”

shall be deemed to include such Rule 462 Registration Statement. Any reference in this Agreement to the Registration Statement or the Prospectus shall be deemed to refer to and include any document incorporated by reference therein pursuant to Item 12 of Form S-3 under the Securities Act, as of the effective date of the Registration Statement or the date of such Prospectus, as the case may be, and any reference to “amend”, “amendment” or “supplement” with respect to the Registration Statement or the Prospectus shall be deemed to refer to and include any documents filed after such date under the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Exchange Act”) that are deemed to be incorporated by reference therein.
No order preventing or suspending the use of any Prospectus has been issued by the Commission, and each Prospectus, at the time of filing thereof, complied in all material respects with the Securities Act, and no Prospectus, at the time of filing thereof, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
4.Subscriber Representations and Warranties. Subscriber represents and warrants to the Company that:
(a)Subscriber has been duly formed or incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.
(b)This Subscription Agreement has been duly authorized, executed and delivered by Subscriber. This Subscription Agreement constitutes a legal, valid and binding obligation of Subscriber, enforceable against Subscriber in accordance with its terms, except as may be limited or otherwise affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
(c)The execution, delivery and performance by Subscriber of this Subscription Agreement are within the powers of Subscriber, have been duly authorized and will not constitute or result in a breach or default under or conflict with (i) any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which Subscriber is a party or by which Subscriber is bound, which would reasonably be expected to have a material adverse effect on the legal authority of Subscriber to comply in all material respects with the terms of this Subscription Agreement and (ii) will not violate any provisions of Subscriber’s organizational documents, including, without limitation, its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable.
(d)Subscriber acknowledges and agrees that Subscriber is purchasing the Warrants directly from the Company. Subscriber further acknowledges that there have been no representations, warranties, covenants and agreements made to Subscriber by the Company or its affiliates or any of their respective officers, directors, partners, members, managers or employees, expressly or by implication, other than those representations, warranties, covenants and agreements of the Company included in this Subscription Agreement.

(e)In making its decision to subscribe for and purchase the Warrants, Subscriber has relied solely upon independent investigation made by Subscriber and has not relied on any statements or other information provided by the Company or any of its affiliates or any of their respective control persons, officers, directors, partners, members, managers or employees concerning the Company, its respective affiliates or the Warrants. Subscriber acknowledges and agrees that Subscriber has had access to, and an adequate opportunity to review, such financial and other information as Subscriber deems necessary in order to make an investment decision with respect to the Warrants, including with respect to the Company. Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Subscriber and Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Warrants. Subscriber is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, including, without limitation, the Company, except for the statements, representations and warranties of the Company contained in this Subscription Agreement. Subscriber further acknowledges and agrees that the information provided to Subscriber (other than, for the avoidance of doubt, the information expressly set forth in the representations and warranties made by the Company herein) is preliminary and subject to change, and that any changes to such information, including, without limitation, any changes based on updated information, shall in no way affect Subscriber’s obligations under this Subscription Agreement (including, without limitation, to purchase the Warrants).
(f)Subscriber became aware of this offering of the Warrants solely by means of direct contact from the Company, and the Warrants were offered to Subscriber solely by direct contact between Subscriber and the Company. Subscriber did not become aware of this offering of the Warrants, nor were the Warrants offered to Subscriber, by any other means. Subscriber did not become aware of this offering of the Warrants, nor were the Warrants offered to Subscriber, by any other means. Subscriber acknowledges that the Company represents and warrants that the Warrants (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.
(g)Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Warrants. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Warrants, and Subscriber has sought such accounting, legal and tax advice as Subscriber has considered necessary to make an informed investment decision. Subscriber acknowledges that Subscriber shall be responsible for any of the Subscriber’s tax liabilities that may arise as a result of the transactions contemplated by this Subscription Agreement (except for any tax liabilities to Subscriber arising by virtue of a breach of this Subscription Agreement by the Company), and that the Company has not provided any tax advice or any other representation or guarantee regarding the tax consequences of the transactions contemplated by the Subscription Agreement.
(h)Alone, or together with any professional advisor(s), Subscriber has adequately analyzed and fully considered the risks of an investment in the Warrants and determined that the Warrants are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Company. Subscriber acknowledges specifically that a possibility of total loss exists.
(i)Subscriber acknowledges and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Warrants or made any findings or determination as to the fairness of this investment.
(j)Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) owned or controlled by, or acting on behalf of, a person, that is named on an OFAC List, (iii) organized, incorporated, established, located, resident or born in, or a citizen, national, or the government, including any political subdivision, agency, or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, or any other country or territory embargoed or subject to substantial trade restrictions by the United States, (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that Subscriber is permitted to do so under applicable law. Subscriber represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that, to the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. To the extent required, Subscriber maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Warrants were legally derived.
(k)Subscriber is not a “foreign person” (as defined in 31 C.F.R. Part 800.224).
(l)Subscriber is a “United States person” within the meaning of Section 7701(a)(30) of the Code and the rules and regulations promulgated thereunder.
(m)Subscriber has, and at the time of payment of the Purchase Price in accordance with Section 2 will have, sufficient funds to pay the Purchase Price pursuant to Section 2(a).
(n)Subscriber acknowledges and agrees that the Warrants are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Warrants have not been registered under the Securities Act. Subscriber acknowledges and agrees that the Warrants may not be resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Company or a subsidiary thereof, (ii) in an offshore transaction within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and that any certificates representing the Warrants shall contain a legend to such effect. Subscriber acknowledges and agrees that the Warrants will be subject to transfer restrictions and, as a result of these transfer restrictions, Subscriber may not be able to readily resell the Warrants and may be required to bear the financial risk of an investment in the Warrants for an indefinite period of time.
5.Additional Subscriber Agreement. Subscriber hereby agrees that, from the date of this Subscription Agreement until the earlier of the Closing Date or the termination of this Subscription Agreement in accordance with its terms, none of Subscriber or any person or entity acting on behalf of Subscriber or pursuant to any understanding with Subscriber will engage in any Short Sales with respect to securities of the Company prior to the Closing Date. For purposes of this Section 5, “Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers. Notwithstanding the foregoing, (i) nothing herein shall prohibit other entities under common management with Subscriber that have no knowledge of this Subscription Agreement (including Subscriber’s controlled affiliates and/or affiliates) from entering into any Short Sales and (ii) in the case of a Subscriber that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Subscriber’s assets and the portfolio managers have no knowledge of the investment decisions made by the portfolio managers managing other portions of such Subscriber’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Warrants covered by this Subscription Agreement.
6.Warrant Agreement. The Company and Subscriber shall enter into a Warrant Agreement, to be dated as of the Closing Date (the “Warrant Agreement”), in the form attached hereto as Exhibit A, which will govern the terms and conditions of the Warrants.
7.Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (a) upon the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement, or (b) if, on the Closing Date, any of the conditions to Closing set forth in Section 2 of this Subscription Agreement have not been satisfied as of the time required hereunder to be so satisfied or waived by the party entitled to grant such waiver ((a) and (b), the “Termination Events”) and, as a result thereof, the transactions contemplated by this Subscription Agreement are not consummated; provided, that nothing herein will relieve any party from liability for any willful breach hereof (including for the avoidance of doubt any party’s willful breach of its representations and warranties hereunder) prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. Upon the occurrence of any Termination Event, any portion of the Purchase Price paid by the Subscriber to Company in connection herewith shall promptly (and in any event within two (2) business days) following the Termination Event be returned to Subscriber.

8.Miscellaneous.
(a)Each party hereto acknowledges that the other party hereto and others will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing Date, each party hereto agrees to promptly notify the other party if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of such party set forth herein are no longer accurate in all material respects.
(b)Each of the Company and Subscriber is entitled to rely upon this Subscription Agreement and each of the Company and Subscriber is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.
(c)Except as set forth herein, neither this Subscription Agreement nor any rights that may accrue to Subscriber hereunder (other than the Warrants acquired hereunder, if any) may be transferred or assigned. Neither this Subscription Agreement nor any rights that may accrue to the Company hereunder may be transferred or assigned, other than as provide for in this clause (c). Subscriber may transfer or assign all or a portion of its rights under this Subscription Agreement to an affiliate, any affiliated entities or to any fund or account managed by the same investment manager as Subscriber, provided that no such assignment shall relieve Subscriber of its obligations hereunder, and provided, further, that Subscriber shall provide notice to the Company upon such transfer. From and after the Closing Date, the Subscriber shall be permitted to sell, pledge or otherwise transfer the Warrants, subject to compliance with applicable securities laws.
(d)All the covenants, agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing Date, other than those covenants and agreements that by their nature are to be fully performed at the Closing.
(e)The Company may request from Subscriber such additional information as the Company may deem reasonably necessary to evaluate the eligibility of Subscriber to acquire the Warrants, and Subscriber shall promptly provide such information as may be reasonably requested, to the extent readily available and to the extent consistent with its internal policies and procedures, and provided that the Company agrees to keep confidential any such information provided by Subscriber other than as necessary to include in any registration statement the Company is required to file hereunder. Subscriber acknowledges and agrees that if it does not provide the Company with such requested information, Subscriber’s shares of Common Stock underlying the Warrants may not be able to be registered for resale.
(f)This Subscription Agreement may not be modified, waived or terminated (except as set forth in Section 7) except by an instrument in writing, signed by the party against whom enforcement of such modification, waiver, or termination is sought. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties and third-party beneficiaries hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.
(g)This Subscription Agreement, together with the Warrant Agreement, constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. Except as otherwise set forth herein, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, their respective successor and assigns.
(h)Except as otherwise provided herein, this Subscription Agreement, together with the Warrant Agreement. shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.
(i)If any provision of this Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect. The parties hereto shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.
(j)This Subscription Agreement may be executed and delivered in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.
(k)The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.
(l)Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person (including the Company) other than the statements, representations and warranties of the Company contained in this Subscription Agreement in making its investment or decision to invest in the Company.
(m)All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Subscription Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered by FedEx or other nationally recognized overnight delivery service or (iii) when sent by email, unless the sender of such electronic mail receives a non-delivery message (but not other automated replies, such as an out-of-office notification). Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:
(i)	if to Subscriber, to such address or addresses set forth on the signature page hereto;
(ii)	if to the Company, to:

Terawulf Inc.
9 Federal Street
Easton, MD 21601
Attention: General Counsel’s Office
Email: legal@terawulf.com

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attention: David S. Huntington
Email: dhuntington@paulweiss.com

(n)This Subscription Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the principles of conflicts of laws that would otherwise require the application of the law of any other state. Each party hereto hereby waives any right to a jury trial in connection with any litigation pursuant to this subscription agreement and the transactions contemplated hereby.

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IN WITNESS WHEREOF, each of the Company and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

TERAWULF INC.

By:

Name:Patrick Fleury

Title:Chief Financial Officer

Date: January 30, 2023

[Company Signature Page to Subscription Agreement]

SUBSCRIBER:

Signature of Subscriber:	Signature of Joint Subscriber, if applicable:
By: Name: Paul Prager Title: President	By: Name: Title:
Date: January 30, 2023
Name of Subscriber: Allin WULF LLC	Name of Joint Subscriber, if applicable:
(Please print. Please indicate name and capacity of person signing above)	(Please Print. Please indicate name and capacity of person signing above)
Name in which shares are to be registered (if different):
Email Address: prager@terawulf.com
If there are joint investors, please check one:
☐ Joint Tenants with Rights of Survivorship
☐ Tenants-in-Common
☐ Community Property
State/Country of Subscriber’s Formation or Domicile:	State/Country of Joint Subscriber’s Formation or Domicile:
Subscriber’s EIN:	Joint Subscriber’s EIN:
Business Address-Street:	Mailing Address-Street (if different):
9 Federal Street
City, State, Zip: Easton, MD 21601	City, State, Zip:
Attn: General Counsel’s Office	Attn:
Telephone No.: 410-770-9500	Telephone No.:
Facsimile No.:	Facsimile No.:
Aggregate Number of Warrants subscribed for: 1,190,476
Aggregate Purchase Price: $1,250,000
You must pay the Purchase Price by wire transfer of United States dollars in immediately available funds to the account specified by the Company.

EXHIBIT A

WARRANT AGREEMENT